Exhibit 99.3

Specialists On Call, Inc.

Specialists On Call, Inc. and Subsidiaries and Affiliates

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents (from Variable interest entities $1,589 and $3,509, respectively)	$2,395	$4,541
Accounts receivable, net of allowance for doubtful accounts of $458 and $538 (from Variable interest entities, net of allowance $8,339 and $10,125, respectively)	8,820	10,545
Prepaid expenses and other current assets	3,611	843
Total current assets	14,826	15,929

Property and equipment, net	3,905	2,387
Capitalized software costs, net	8,669	7,647
Intangible assets, net	6,348	7,429
Goodwill	16,281	16,281
Deposits and other assets	289	321
Total assets	$50,318	$49,994

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable (from Variable interest entities $868 and $1,882, respectively)	$4,581	$3,435
Accrued expenses (from Variable interest entities $1,948 and $1,226, respectively)	10,051	6,078
Deferred revenues	523	516
Capital lease obligations	9	48
Total current liabilities	15,164	10,077

Puttable option liabilities	518	1
Deferred revenues	1,013	807
Related party - Convertible bridge notes payable, net of unamortized issuance costs	3,982	-
Long term debt, net of unamortized discount and debt issuance costs	80,523	77,140
Total liabilities	$101,200	$88,025
COMMITMENTS AND CONTINGENCIES (Note 11)

CONTINGENTLY REDEEMABLE PREFERRED STOCK (Redeemable convertible preferred stock, $0.001 par value; 21,816,134 and 21,805,134 shares authorized as of September 30, 2020 and December 31, 2019, respectively; 21,816,134 and 21,805,134 shares issued and outstanding as of September 30, 2020 and December 31, 2019 respectively; aggregate liquidation preference of $79,094 and, $62,466 as of September 30, 2020 and December 31, 2019 respectively).	78,514	61,907

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 132,034,637 and 132,034,637 shares authorized as of September 30, 2020 and December 31, 2019; 84,370,027 and 84,370,027 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively.	84	84
Treasury stock 223,157 shares, at cost, as of September 30, 2020 and December 31, 2019	(768)	(768)
Additional paid-in capital	82,728	87,118
Accumulated deficit	(211,440)	(186,372)
Total stockholders’ deficit	(129,396)	(99,938)
Total liabilities, contingently redeemable preferred stock and stockholders’ deficit	$50,318	$49,994

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Specialists On Call, Inc. and Subsidiaries and Affiliates

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$15,132	$17,052	$43,493	$49,615
Cost of revenues	9,534	9,853	29,277	30,251

Operating expenses
Selling, general and administrative	11,993	8,135	30,267	25,805
Changes in fair value of contingent consideration	-	(258)	-	(1,712)
Total operating expenses	11,993	7,878	30,267	24,093
Loss from operations	(6,395)	(678)	(16,051)	(4,729)

Other income (expense)
Gain (Loss) on puttable option liabilities	(412)	-	(517)	-
Interest expense	(2,853)	(2,650)	(8,469)	(7,495)
Interest expense – Related party	(21)	-	(21)	-
Total other expense	(3,286)	(2,650)	(9,007)	(7,495)
Loss before income taxes	(9,681)	(3,328)	(25,058)	(12,224)

Income tax expense	7	2	10	5

Net loss and comprehensive loss	$(9,688)	$(3,330)	$(25,068)	$(12,229)
Accretion of redeemable convertible preferred stock	(2,152)	(1,412)	(5,670)	(4,054)
Net loss attributable to common stockholders	$(11,840)	$(4,742)	$(30,738)	$(16,283)

Net loss per share attributable to common stockholders
Basic	$(0.14)	$(0.06)	$(0.36)	$(0.19)
Diluted	$(0.14)	$(0.06)	$(0.36)	$(0.19)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	84,874,870	84,581,205	84,874,870	84,581,205
Diluted	84,874,870	84,581,205	84,874,870	84,581,205

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Specialists On Call, Inc. and Subsidiaries and Affiliates

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

(Unaudited)

	Common Stock		Treasury Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2019	84,370,027	$84	223,157	$(768)	$87,118	$(186,372)	$(99,938)
Stock-based compensation	-	-	-	-	99	-	99
Accretion of stock issuance costs and dividends on Series H, I and J contingently redeemable preferred stock	-	-	-	-	(1,495)	-	(1,495)
Net loss	-	-	-	-	-	(7,217)	(7,217)
Balance, March 31, 2020	84,370,027	$84	223,157	$(768)	$85,722	$(193,589)	$(108,551)
Stock-based compensation	-	-	-	-	148	-	148
Accretion of stock issuance costs and dividends on Series H, I and J contingently redeemable preferred stock	-	-	-	-	(2,023)	-	(2,023)
Net loss	-	-	-	-	-	(8,163)	(8,163)
Balance, June 30, 2020	84,370,027	$84	223,157	$(768)	$83,847	$(201,752)	$(118,589)
Stock-based compensation	-	-	-	-	1,033	-	1,033
Accretion of stock issuance costs and dividends on Series H, I and J contingently redeemable preferred stock	-	-	-	-	(2,152)	-	(2,152)
Net loss	-	-	-	-	-	(9,688)	(9,688)
Balance, September 30, 2020	84,370,027	$84	223,157	$(768)	$82,728	$(211,440)	$(129,396)

	Common Stock		Treasury Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2018	84,341,527	$84	223,157	$(768)	$91,533	$(168,130)	$(77,281)
Stock-based compensation	-	-	-	-	619	-	619
Accretion of stock issuance costs and dividends on Series H and Series I contingently redeemable preferred stock	-	-	-	-	(1,242)	-	(1,242)
Net loss	-	-	-	-	-	(4,678)	(4,678)
Balance, March 31, 2019	84,341,527	$84	223,157	$(768)	$90,910	$(172,080)	$(82,582)
Stock-based compensation	-	-	-	-	244	-	244
Accretion of stock issuance costs and dividends on Series H and Series I contingently redeemable preferred stock	-	-	-	-	(1,400)	-	(1,400)
Net loss	-	-	-	-	-	(4,221)	(4,221)
Balance, June 30, 2019	84,341,527	$84	223,157	$(768)	$89,754	$(177,029)	$(87,959)
Exercise of stock options	23,500	-	-	-	18	-	18
Stock-based compensation	-	-	-	-	252	-	252
Accretion of stock issuance costs and dividends on Series H, I and J contingently redeemable preferred stock	-	-	-	-	(1,412)	-	(1,412)
Net loss	-	-	-	-	-	(3,330)	(3,330)
Balance, September 30, 2019	84,365,027	$84	223,157	$(768)	$88,612	$(180,359)	$(92,431)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Specialists On Call, Inc. and Subsidiaries and Affiliates

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(25,068)	$(12,229)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,008	3,150
Stock-based compensation	1,280	1,115
Loss on puttable option liabilities	517	-
Change in fair value of contingent consideration	-	(1,712)
Bad debt expense	64	150
Accrued interest on convertible bridge debt (related party)	21	-
Paid-in kind interest on senior debt	2,310	2,055
Amortization of debt issuance costs and accretion of original issuance discount	1,073	920
Change in assets and liabilities, net of acquisitions
Accounts receivable, net of allowance	1,661	(262)
Prepaid expense and other current assets	(599)	(32)
Deposits and other assets	32	-
Accounts payable	891	214
Accrued expenses and other liabilities	1,657	(2,012)
Deferred revenues	213	(93)
Net cash used in operating activities	(11,940)	(8,736)

Cash flows from investing activities:
Capitalization of software development costs	(3,252)	(3,002)
Purchase of property and equipment	(1,724)	(973)
Net cash used in investing activities	(4,976)	(3,975)

Cash flows from financing activities:
Principal payments under capital lease obligations	(66)	(104)
Proceeds from long term debt, net of issuance costs	3,961	12,867
Exercise of stock options	-	19
Payment of deferred transaction related costs	(63)	-
Issuance of contingently redeemable preferred stock, net of offering costs	10,938	-
Net cash provided by financing activities	14,770	12,782
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,146)	771
Cash and cash equivalents at beginning of the period	4,541	3,989
Cash and cash equivalents at end of the period	$2,395	$4,060

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

	Nine Months Ended September 30,
	2020	2019
Supplemental disclosure of cash flow information:
Cash paid during the period for taxes	$46	$15
Cash paid during the period for interest	5,198	4,624

Supplemental schedule of non-cash investing and financing transactions:
Accretion of contingently redeemable preferred stock	$5,670	$4,054
Assets acquired under capital lease arrangements	26	59
Purchase of property and equipment reflected in accounts payable and accruals at the period end	465	110

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Specialists On Call, Inc. was formed on July 14, 2004 as a Delaware C-Corporation. Specialists On Call, Inc. and Subsidiaries and Affiliates (collectively, the “Company”, “Specialists On Call”, “SOC”) is committed to improving patient care by providing advanced, real-time telemedicine and the highest quality critical consultation services by connecting emergency physicians with critical care experts 24 hours a day, every day of the year. The Company is a health services management company that is responding to the need for rapid, effective treatment of emergency patients and the shortage of critical care experts. The Company operates as a single operating and reportable segment.

On July 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Healthcare Merger Corp. (“HCMC”) Pursuant to the Agreement, HCMC will acquire the Company with consideration of a combination of cash and shares. As discussed in Note 14, on October 30, 2020 the business combination was consummated with Specialists On Call, Inc. and Subsidiaries becoming wholly owned subsidiaries of HCMC, which was renamed as SOC Telemed, Inc. as a result of the transaction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Specialists On Call, Inc. and its Subsidiaries and Affiliates and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

The accompanying interim unaudited condensed consolidated financial statements include the accounts of the Company. All intercompany balances and transactions are eliminated upon consolidation. In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2020, and its results of operations for the three and nine months ended September 30, 2020, and 2019, and cash flows for the nine months ended September 30, 2020, and 2019. The condensed balance sheet at December 31, 2019, was derived from the Company’s audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes of the Company included in HCMC’s definitive proxy statement/definitive consent solicitation statement/final prospectus dated October 14, 2020, filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on October 15, 2020 (the “Proxy Statement”)..

As discussed in Note 3, Variable Interest Entities, Specialists On Call, Inc. holds a variable interest in the Tele-Physician Practices which contract with physicians in order to provide services to the customers. The Tele-Physician Practices are considered variable interest entities (“VIE” or “VIEs”) which are denominated Affiliates for consolidation purposes.

COVID – 19 Outbreak

The recent outbreak of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on the Company’s operating results, financial condition and cash flows. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including expenses and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impacts.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

While not currently known, the full impact of COVID-19 could have a material impact on the operations of our business. For the three and nine months ended September 30, 2020 our variable revenues decreased as a result of the lower volume of consultations due to the COVID-19 pandemic with corresponding impacts on our cost of sales due to declined demand for physicians. For more details, see Going Concern Consideration below.

The Company continues to closely monitor the current macro environment related to monetary and fiscal policies, as well as pandemics or epidemics, such as the recent COVID-19 outbreak.

Going Concern Consideration

As of September 30, 2020, the Company has experienced negative cash flows from operations each year since inception and has an accumulated deficit of $211 million. The Company incurred net losses of $25.1 million and $12.2 million for the nine months ended September 30, 2020 and 2019, respectively and cash outflows from operations of $12.0 million and $8.7 million for the nine months ended September 30, 2020 and 2019, respectively. In March 2020, the World Health Organization declared the 2019 novel coronavirus, or COVID-19, a global pandemic. The Company experienced a reduction in service utilization in and around the same time and consequently experienced a decrease in revenue and margin. The Company immediately adjusted variable costs, including physician fees, travel expenses, other discretionary spending to preserve margins. The Company is closely monitoring the impact of COVID-19 on all aspects of the business and continuously modifying operational protocols, cost structure, and discretionary spending to evolving business conditions.

The Company has historically funded its operations through the issuance of preferred stock and long-term debt. Given the historical operating and cash flow losses from the Company’s result of operations and expected cash needs, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. This evaluation does not consider the potential mitigating effect of management’s plans that have not been fully implemented. When substantial doubt is deemed to exist, management may evaluate the mitigating effect of its plans to determine if it is probable that (1) the plans will be effectively implemented within one year after the date the financial statements are issued, and (2) when implemented, the plans will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

In December 2019, the Company raised additional capital through the issuance of Series J preferred stock to Warburg Pincus (“WP”), SOC’s controlling shareholder, for $4 million. The Series J purchase agreement further provided additional closings with call dates to be determined in 2020 based on the Company’s needs for $11.0 million. The total available amount was called and funded in cash on January 28, 2020 for $3.7 million, on March 27, 2020 for $3.7 million, and on June 12, 2020 for $3.6 million. Additionally, on August 14, 2020, WP, signed a support letter committing funds (the “Warburg Commitment Letter”) up to $15.0 million available to the Company from August 2020 through December 2021 to enable the Company to meet all obligations as they come due. On September 3, 2020, SOC sold to WP through SOC Holdings LLC an entity controlled by WP and Specialists On Call, Inc.’s controlling shareholder, $2.0 million aggregate principal amount of subordinated convertible promissory notes in a financing pursuant to the August support letter. WP subsequently recommitted to fund up to $15.0 million available from September 2020 through December 31, 2021, subject to ongoing evaluations between the parties following the closing of the Merger transaction, under a new support letter dated September 23, 2020, that superseded and replaced the August support letter. On September 28, 2020, SOC sold to WP through SOC Holdings LLC an additional $2.0 million aggregate principal amount of subordinated convertible promissory notes pursuant to the September support letter. These proceeds were utilized to fund the operations of the Company through the date of these financial statements, with $2.4 million in cash remaining on September 30, 2020.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

As discussed in Note 14, on October 30, 2020 the business combination between HCMC and SOC Telemed was approved with Specialists On Call, Inc. and Subsidiaries becoming wholly owned subsidiaries of HCMC, which was renamed as SOC Telemed, Inc. as a result of the transaction. The closing of the transaction resulted in settlement of the long term debt and the related party convertible bridge notes payable of $84.2 million and $6.1 million, respectively, with remaining cash balance (net of transaction costs) of $45 million.

The Company rapidly adapted to the impacts of COVID-19 and modified its variable cost structure effectively to preserve margins which included real time assessment of physician coverage needs to appropriately align with changes in utilization experienced as a result of COVID-19. The Company’s financial forecasts have been revised to incorporate these changes and our assessment of the financial impact of COIVD-19. The Company’s financial forecasts, combined with existing cash and cash equivalents resulting from the merger transaction with HCMC, indicate sufficient liquidity for at least the next twelve months. Accordingly, the Company believes its liquidity plans described above have alleviated the substantial doubt raised. Accordingly, the Company’s unaudited condensed consolidated financial statements have been prepared on the basis that it will continue as a going concern for a period of one year from the financial statement issuance date.

Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits.

During the nine months ended September 30, 2020 and 2019, no customer accounts for more than 10% of the Company’s total revenues. As of September 30, 2020 and December 31, 2019, no customer accounts for more than 10% of the Company’s total accounts receivable.

Impairment of Goodwill

Goodwill is tested for impairment on an annual basis as of December 31st or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company operates as one operating segment, which the Company has determined to be one reporting unit for the purposes of impairment testing. The Company compares the estimated fair value of a reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the book value of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

The fair value of the reporting unit is determined using various techniques, including multiple of earnings and discounted cash flow valuation methodologies. Determining the fair value of the reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include changes in revenue and operating margins used to project future cash flows, discount rates, valuation multiples of entities engaged in the same or similar lines of business, and future economic and market conditions.

No impairments were recorded during the nine months ended September 30, 2020 and 2019.

Impairment of Long-Lived Assets

The Company determines whether long-lived assets are to be held for use or disposal. The Company monitors its long-lived assets for events or changes in circumstances that indicate that their carrying values may not be recoverable. Upon indication of possible impairment of long-lived assets held for use, the Company evaluates the recoverability of such assets by measuring the carrying amount of the long-lived asset group against the related estimated undiscounted future cash flows of the long-lived asset group. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value. No impairments were recorded during the nine months ended September 30, 2020 and 2019.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Revenue Recognition

The Company recognizes revenue from contracts when all of the following criteria are met:

●	Persuasive evidence of an arrangement exists

●	The price is fixed or determinable

●	Services have been rendered, and

●	Collectability is reasonably assured

The Company enters into service contracts with hospitals or hospital systems, physician practice groups, and other users. Under the contracts, the clients pay a fixed monthly fee for physician consultation services. The fixed monthly fee provides for a predetermined number of monthly consultations. Should the number of consultations exceed the contracted amount, the clients also pay a variable consultation fee for the additional service. To facilitate the delivery of the consultation services, the facilities use telemedicine equipment, which can be provided and installed by the Company. The Company also provides the hospitals with user training, maintenance and support services for the telemedicine equipment used to perform the consultation services. Prior to the start of a contract, clients generally make upfront nonrefundable payments to the Company when contracting for Company training, maintenance, equipment, and implementation services. Consideration received from these upfront fees is recognized ratably over the client relationship period.

The Company has determined that the separate deliverables under its contracts include the fixed and variable medical consultation services, as well as the monthly maintenance and support services. The Company allocates contract consideration to each of the elements based on their relative selling price, using the best estimate of selling price (“BESP”), because vendor specific objective evidence (“VSOE”) and third-party evidence (“TPE”) are not available. BESP is estimated as if the elements were sold regularly on a stand-alone basis considering internal factors such as historical pricing practices, gross margin objectives, customer demands, and geography.

Consideration allocated to fixed and variable medical consultation services is recognized in the period in which the physician consultation service is provided. Consideration allocated to the maintenance and support services is recognized ratably over the life of the service contract. Deferred revenue consists of the unamortized balance of nonrefundable upfront fees and maintenance fees which are classified as current and non-current based on the timing of when the Company expects to recognize revenue.

Use of estimates and judgements

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions about future events that affect the amounts reported in its unaudited condensed consolidated financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. On an ongoing basis, management evaluates these estimates, judgments and assumptions. Significant estimates and assumptions are included within, but not limited to: (1) revenue recognition, including the determination of the customer relationship period, (2) accounts receivable and allowance for doubtful accounts, (3) long-lived asset recoverability, (4) useful lives of long-lived and intangible assets, (5) stock-based compensation, option, and warrant liabilities, (6) fair value of identifiable purchased tangible and intangible assets in a business combination, (7) determination of the cash flows for goodwill impairment testing, (8) fair value measurements, and (9) the provision for income taxes and related deferred tax accounts. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates, and any such differences may be material to the Company’s unaudited condensed consolidated financial statements.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The Company is unable to predict the full impact that COVID-19 will have on its financial position, operating results, and cash flows due to numerous uncertainties. The extent to which COVID-19 impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain the virus or treat its impact, among others. The Company’s unaudited condensed consolidated financial statements presented herein reflect the latest estimates and assumptions made by management that affect the reported amounts of assets and liabilities and related disclosures as of the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting periods presented. Actual results may differ significantly from these estimates and assumptions.

Emerging Growth Company

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use the extended transition period under the JOBS Act until such time the Company is not considered to be an EGC. The adoption dates are discussed below to reflect this election.

Recently Issued Accounting Pronouncements

Accounting pronouncements issued and adopted

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (“Topic 820”), which modifies, removes and adds certain disclosure requirements on fair value measurements. The new guidance was required for the Company for the annual reporting period beginning January 1, 2020 and interim periods within that fiscal year. The Company adopted this guidance starting from January 1, 2020, however, there was no material impact resulting from the adoption of this pronouncement.

Accounting pronouncements issued but not yet adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”) and Other Assets and Deferred Costs (“Topic 340”), which updates numerous requirements in U.S. GAAP, including industry-specific requirements, and provides companies with a single revenue recognition model for recognizing revenue from contracts with customers. This standard, as amended, contains principles with respect to the measurement and timing of recognition of revenue. The Company will recognize revenue to reflect the transfer of goods or services to customers at an amount that it expects to be entitled to receive in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). Subsequent to the issuance of ASU 2014-09, the FASB also issued several updates related to ASU 2014-09 including deferring its adoption date. As per the latest ASU 2020-05, issued by the FASB, the entities who have not yet issued or made available for issuance the financial statements as of June 3, 2020 can defer the new guidance for one year. The Company will be adopting this guidance for the annual reporting period beginning January 1, 2020, and interim reporting periods within the annual reporting period beginning January 1, 2021. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). The Company plans on applying the modified retrospective method of adoption for this guidance. The Company is in the process of evaluating the impact that the pronouncement will have on the consolidated financial statements.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”) which outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize almost all of their leases on the balance sheet by recording a lease liability and corresponding right-of-use assets for all leases with lease terms greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. As per the latest ASU 2020-05 issued by FASB, the entities who have not yet issued or made available for issuance the financial statements as of June 3, 2020 can defer the new guidance for one year. The Company will be adopting this guidance for the annual reporting period beginning January 1, 2022, and interim reporting periods within annual reporting period beginning January 1, 2023. This will require application of the new accounting guidance at the beginning of the earliest comparative period presented in the year of adoption. The Company is in the process of evaluating the impact that the pronouncement will have on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments - Credit Losses (“Topic 326”) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. As per the latest ASU 2020-02, the FASB deferred the timelines for certain small public and private entities. The new guidance will be adopted by the Company for the annual reporting period beginning January 1, 2023, including interim periods within that annual reporting period. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact of the adoption of ASU 2016-13 on the Company’s consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify various aspects related to accounting for income taxes. The Company is expecting to adopt the guidance from annual periods beginning after December 15, 2021 and interim periods beginning December 15, 2022. The Company is currently evaluating the impact that the pronouncement will have on the consolidated financial statements.

3. VARIABLE INTEREST ENTITIES

Specialists On Call, Inc. holds a variable interest in the Tele-Physicians Practices which contract with physicians in order to provide services to the customers. Specialists On Call, Inc. and the Tele-Physicians Practices have entered into a management services agreement with each other. Under these agreements, Specialists On Call, Inc. agrees to serve as the sole and exclusive administrator of all non-clinical, day-to-day operations and business functions required for the operation of each Tele-Physicians Practice, including business support services, contracting support with customers and payers, accounting, billing and payables support, technology support, licensing exclusive telemedicine technologies, and working capital support to cover the expenses of each Tele-Physicians Practice. The Tele-Physicians Practices are considered variable interest entities (“VIE” or “VIEs”) since they do not have sufficient equity to finance their activities without additional subordinated financial support. An enterprise having a controlling financial interest in a VIE must consolidate the VIE if it has both power and benefits — that is, it has (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). Under the management services agreements, Specialists On Call, Inc. has the power and rights to direct all non-clinical activities of the professional corporations and funds and absorbs all losses of the VIEs. Therefore, each of the Tele-Physicians Practices are consolidated with Specialists On Call, Inc.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

NeuroCall and JSA Health are wholly owned subsidiaries and as such consolidated by Specialists On Call, Inc. JSA Health comprises four entities: JSA Health Corporation (“Corporate”), JSA Health California LLC (“LLC”), JSA California PC (“CAPC”), and JSA Texas PLLC (“PLLC”). CAPC and PLLC are medical practices (the “Medical Practices”) and Corporate and LLC provide management services to the Medical Practices (the “Management Companies”). More specifically, Corporate and PLLC have entered into a management services agreement with each other, and LLC and CAPC have entered into a management services agreement with each other. As a result, Corporate and LLC hold variable interests in their respective Medical Practices which contract with physicians in order to provide services to Corporate and LLC. The Medical Practices are considered VIEs since they do not have sufficient equity to finance their activities without additional subordinated financial support. These relationships are similar to the relationship between Specialists On Call, Inc. and the Tele-Physician Practices. Therefore, each of the Medical Practices are consolidated with JSA Health.

Specialists On Call, Inc. consolidates certain VIEs for which it was determined to be the primary beneficiary. The assets of the consolidated VIEs may only be used to settle obligations of the consolidated VIEs, if any. In addition, there is no recourse to the Company for the consolidated VIEs’ liabilities. Specialists On Call, Inc. reassesses whether changes in the facts and circumstances regarding the Company’s involvement with a VIE could cause a change in its conclusions related to consolidation. Changes in consolidation status are applied prospectively.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 -	Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 -	Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3 -	Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Liabilities historically valued with Level 3 inputs on a recurring basis are warrants and puttable stock options. As of September 30, 2020 and December 31, 2019, the Company’s outstanding liability consisted of only puttable stock options. Puttable option liabilities’ fair value is computed using the Black-Scholes model.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

As a result of the JSA Health acquisition in 2018, the Company measured its contingent consideration at fair value determined at Level 3. The Company estimated the fair value of contingent consideration as the present value of the expected contingent payments, determined using an Option Pricing Model and Discounted Cash Flow methods. As of September 30, 2020, December 31, 2019 and September 30, 2019 the Company had contingent consideration liabilities of $0 million, $0 million, and $0.1 million, respectively. The change in fair value of the Company’s contingent liability was recorded in other expenses as “Change in fair value of contingent consideration” in the consolidated statements of operations. For the nine months ended September 30, 2019, the Company recognized a gain of $1.7 million in changes in fair value of contingent consideration on the unaudited consolidated statement of operations

The carrying value of Cash and Cash Equivalents approximate their fair value because of the short-term or on demand nature of these instruments.

There were no transfers between fair value measurement levels during the nine months ended September 30, 2020.

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	Carrying	Fair Value Measurements as of September 30, 2020 Using:
	Value	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$2,395	$2,395	-	-	$2,395
Total	$2,395	$2,395	-	-	$2,395

Liabilities
Puttable option liabilities	$518	$-	-	$518	$518
Total	$518	$-	-	$518	$518

	Carrying	Fair Value Measurements as of December 31, 2019 Using:
	Value	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$4,541	$4,541	-	-	$4,541
Total	$4,541	$4,541	-	-	$4,541

Liabilities
Puttable option liabilities	$1	$-	-	$1	$1
Total	$1	$-	-	$1	$1

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The following table represents a reconciliation of Puttable option liabilities fair value measurements using the significant unobservable inputs (Level 3) (in thousands):

	Puttable Option Liabilities
	Shares	Fair Value (in thousands)
Balance, December 31, 2018	382,417	$164
Change in fair value	-	-
Balance, March 31, 2019	382,417	$164
Change in fair value	-	-
Balance, June 30, 2019	382,417	$164
Change in fair value	-	-
Balance, September 30, 2019	382,417	$164
Shares expired unexercised	(80,000)	(22)
Change in fair value	-	(141)
Balance, December 31, 2019	302,417	$1
Shares expired unexercised	(30,000)	(4)
Change in fair value	-	13
Balance, March 31, 2020	272,417	$10
Change in fair value	-	96
Balance, June 30, 2020	272,417	$106
Change in fair value	-	412
Balance, September 30, 2020	272,417	$518

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

At September 30, 2020 and December 31, 2019 prepaid expenses and other currents assets consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Prepaid expenses	$1,440	$789
Deferred transaction related costs	2,169	-
Other current assets	2	54
	$3,611	$843

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Prepaid expenses include prepayments related to information technology, insurance, tradeshows and conferences.

Deferred transaction related costs primarily includes attorney and consulting fees in support of the Company’s anticipated reverse merger. Upon completion, these costs will be offset against the gross proceeds of the reverse merger.

6. INTANGIBLE ASSETS

The carrying amount of the Intangible Assets as of September 30, 2020 and December 31, 2019 consisted of the following (in thousands):

September 30, 2020	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life (in years)
Hospital contracts relationships	6 to 10 years	$8,480	$(2,830)	$5,650	6.9
Non-compete agreements	4 to 5 years	45	(29)	16	2.5
Trade names	4 to 5 years	1,810	(1,128)	682	1.7
Intangible assets, net		$10,335	$(3,987)	$6,348	6.3

December 31, 2019	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life (in years)
Hospital contracts relationships	6 to 10 years	$8,480	$(2,066)	$6,414	7.5
Non-compete agreements	4 to 5 years	45	(21)	24	3.0
Trade names	4 to 5 years	1,810	(819)	991	2.4
Intangible assets, net		$10,335	$(2,906)	$7,429	6.8

Periodic amortization that will be charged to expense over the remaining life of the intangible assets as of September 30, 2020 is as follows (in thousands):

Years ending December 31,	Amortization Expense
Remainder of 2020	$360
2021	1,437
2022	1,193
2023	629
2024	590
Thereafter	2,139
$6,348

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

7. DEBT

Related party - Convertible Bridge Notes Payable

The table below represents the components of outstanding debt (in thousands):

	September 30, 2020	December 31, 2019
Related party - Convertible bridge notes payable	4,022	-
Less: Unamortized discounts, fees and issue costs	(40)	-
Balance at	$3,982	$-

On September 1, 2020, the Company entered into a convertible bridge note purchase agreement (the “Bridge Notes”, the “Bridge Note Agreement”) with its controlling stockholder, SOC Holdings LLC (“SOC Holdings”, “the Lead Investor”). SOC Holdings constitutes a related party of the Company, pursuant to ASC 850, Related Parties.

Under the Bridge Note Agreement, the Company is permitted to borrow aggregate principal of up to $8.0 million, pursuant to an initial closing and potential additional closings that may take place on or before January 29, 2021. The initial closing of $2.0 million occurred on September 3, 2020. Two additional closings of $2.0 million each occurred on September 28, 2020 and October 13, 2020 respectively.

The terms of the Bridge Notes are summarized as follows:

●	Annual interest rate: 13% paid “in-kind” (PIK), compound quarterly based on a 365 day year.

●	Stated maturity: Any time after June 30, 2023, the outstanding principal and accrued PIK interest becomes due and payable upon the written demand of the Lead Investor.

●	Optional prepayments: The Company may prepay the Bridge Notes and PIK interest any time before June 30, 2023 without penalty.

The Bridge Notes include the following redemption and conversion features that may accelerate settlement of principal and PIK interest prior to the stated maturity. As discussed below, the Bridge Notes may become convertible into the Company’s equity securities only following the termination of the Company’s Merger Agreement with Healthcare Merger Corporation (HCMC), dated July 29, 2020 (“the Merger”, the “Merger Agreement”).

●	Upon the occurrence of the Merger or any other change of control, the principal and PIK interest become immediately due and payable.

●	Upon the occurrence of an event of default, the principal and PIK interest become due and payable upon the written demand of the Lead Investor.

●	If the Merger Agreement is terminated, a post-termination period of three months applies. Upon the closing of a transaction during the post-termination period in which the Company issues and sells shares of equity securities yielding cash proceeds of at least $5.0 million (the “Next Equity Financing”), the Bridge Note principal and PIK interest will be converted as follows:

At the Lead Investor’s option, into the Company’s Series J preferred units at a conversion price of $1,000 per unit. Each Series J unit comprises one share of the Company’s Series J contingently redeemable preferred stock and one warrant to purchase 67 shares of the Company’s common stock at an exercise price of $0.01 per common share. Refer to Note 9 for further details regarding the Company’s contingently redeemable preferred stock and common warrants.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

If the Lead Investor does not elect to convert into Series J preferred units, principal and PIK interest automatically convert into the equity securities issued in Next Equity Financing upon its closing. The number of equity securities issued upon conversion is variable and shall be based upon the per-unit market value of the equity securities.

If the Merger Agreement is terminated, but the Next Equity Financing is not consummated prior to the end of the post-termination period, the Lead Investor may elect to convert into Series J preferred units any time subsequent to the post-termination period.

As of September 30, 2020, outstanding principal and PIK interest on the Bridge Notes totaled approximately $4.0 million. The Bridge Notes are classified as a non-current liability on the Company’s consolidated balance sheet. For the nine months ended September 30, 2020, interest expense of less than $0.1 million was recognized.

On October 30, 2020, the Bridge Notes were extinguished in connection with the closing of the Company’s Merger with HCMC. Refer to Note 2, Going Concern Consideration section, and 14 for further discussion. .

Term Loan Agreement

The table below represents the components of outstanding debt (in thousands):

	September 30, 2020	December 31, 2019
Term Loan Agreement with an effective interest rate of 14.7%, due 2023	$82,172	$79,862
Less: Unamortized discounts, fees and issue costs	(1,649)	(2,722)
Balance at	$80,523	$77,140

In June 2016, the Company entered into a Term Loan Agreement with CRG Servicing LLC (“CRG). In addition to the principal and PIK interest balances, the Company will also be liable for a final payoff fee of 6% of the principal balance payable at maturity or upon prepayment. The Company estimated the payoff fee to be $4.7 million, which is included as a debt discount offset against the Company’s outstanding debt balance on the consolidated balance sheets and amortized as a component of interest expense over the term of the loan.

Interest expense related to the long-term debt agreements, including amortization of debt issuance costs and discount, for the nine months ended September 30, 2020 and 2019 was $8.5 million and $7.5 million, respectively.

On April 15, 2020, the Term Loan Agreement with CRG was amended (“the Fourth Amendment”) to incorporate the following modifications: (i) extend the interest-only period until March 31, 2022; (ii) extend the PIK period until March 31, 2022; and (iii) change the stated maturity date of all tranches to March 31, 2023.

The following reflects the contractually required payments under the term loan agreement as amended by the Fourth Amendment (in thousands):

Years ending December 31,	Amount
Remainder of 2020	$-
2021	-
2022	61,694
2023	25,500
2024 and thereafter	-

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The Term Loan Agreement includes two financial covenants: (i) minimum liquidity of $2.0 million at all times while the principal is outstanding under the term loan and (ii) minimum revenue of at least $37.5 million in 2018, $42.5 million in 2019, $47.5 million in 2020 and $52.5 million in 2021. On August 31, 2020, the Term Loan Agreement with CRG was amended (“the Sixth Amendment”) to change the minimum liquidity financial covenant to $1.0 million effective from August 31, 2020 to November 30, 220. Additionally, the Sixth Amendment approved the issuance of the Related party - Convertible bridge notes payable, as detailed above. The Company was in compliance with all financial covenants at September 30, 2020 and December 31, 2019 and 2018. The Term Loan Agreement contains affirmative covenants which include the delivery of audited financial statements within 180 days of year end and an audit opinion not subject to any “going-concern” or like qualification. As discussed in Note 14, as a result of the merger transaction with Healthcare Merger Corp., on June 4, 2020, the Term Loan Agreement with CRG was amended (“the Fifth Amendment”) to allow the Company to provide the lender with audited consolidated financial statements for the year ending December 31, 2019 within 270 days after the end of such fiscal year. Therefore, the Company was in compliance with this covenant for 2019. The Term Loan Agreement also contains negative covenants which, in certain circumstances, would limit the Company’s ability to engage in acquisitions. The Company obtained waivers for this covenant in 2018 and 2017 in order to consummate the acquisitions of JSA Health and NeuroCall, respectively. Also, the Company’s obligations under the term loan are senior to the Series H, I and J contingently redeemable preferred stock, meaning that all such obligations must be paid before the holders of the Series H, I and J contingently redeemable preferred stock receive any return.

The Company determines the fair value of long-term debt using discounted cash flows, applying current interest rates and current credit spreads, based on its own credit risk. Such instruments are classified as Level 2. The fair value amounts were approximately $81.0 million and $76.9 million as of September 30, 2020 and December 31 2019, respectively.

The Term Loan Agreement contains a material adverse change provision which permits the lender to accelerate the scheduled maturities of the obligations under the loan. The conditions which would permit this acceleration are not objectively determinable or defined within the agreement. A potential condition which could qualify as a material adverse change would be substantial doubt about the Company’s ability to continue as a going concern. As disclosed in Note 2, as a result of the support letter provided by WP, Specialists On Call, Inc.’s controlling shareholder, committing funds up to $15.0 million available to Specialists On Call, Inc. through December 2021, the Company’s plans have alleviated substantial doubt with respect to going concern and acceleration of the Term Loan is not deemed probable. Therefore, the Company classified the term loan as a non-current liability on the consolidated balance sheets as of September 30, 2020 and December 31, 2019.

Both amendments were accounted for as modifications of debt.

On October 30, 2020, the Term Loan was extinguished in connection with the closing of the Company’s Merger with HCMC. Refer to Note 2, Going Concern Consideration section, and 14 for further discussion.

8. ACCRUED EXPENSES

At September 30, 2020 and December 31, 2019 accrued expenses consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Accrued compensation	$3,402	$2,473
Accrued bonuses	2,197	1,082
Accrued professional and service fees	3,403	2,228
Accrued other expenses	1,049	295
	$10,051	$6,078

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

9. CONTINGENTLY REDEEMABLE PREFERRED STOCK

The Company has three outstanding series of redeemable preferred stock. The authorized, issued and outstanding shares, issue price, and carrying value are as follows:

	As of September 30, 2020
	(in thousands, except share and per share amounts)
	Shares Authorized	Shares Issued and Outstanding	Issue Price	Carrying Amount
Series H	21,781,134	21,781,134	$1.14	$34,202
Series I	20,000	20,000	1,000.00	28,288
Series J	15,000	15,000	1,000.00	16,024
	21,816,134	21,816,134		$78,514

	As of December 31, 2019
	(in thousands, except share and per share amounts)
	Shares Authorized	Shares Issued and Outstanding	Issue Price	Carrying Amount
Series H	21,781,134	21,781,134	$1.14	$32,675
Series I	20,000	20,000	1,000.00	25,412
Series J	4,000	4,000	1,000.00	3,820
	21,805,134	21,805,134		$61,907

Based on the Series J Preferred Stock Purchase Agreement the Company conducted three subsequent closings totaling $11.0 million, fully funded in cash for $3.7 million on January 28, 2020, $3.7 million on March 27, 2020, and $3.6 million on June 12, 2020.

10. NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock of the Company, including outstanding stock options, warrants, contingently redeemable preferred stock and convertible notes, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock of the Company outstanding would have been anti-dilutive.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The following table presents the calculation of basic and diluted net loss per share for the Company’s common stock (in thousands, except shares and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Numerator:
Net loss	$(9,688)	$(3,330)	$(25,068)	$(12,229)
Preferred stock dividends	(2,152)	(1,412)	(5,670)	(4,054)
Numerator for Basic and Dilutive EPS – Loss available to common stockholders	$(11,840)	$(4,742)	$(30,738)	$(16,283)
Denominator:
Common stock	84,146,870	84,121,205	84,146,870	84,121,205
Series I and Series J common warrants	728,000	460,000	728,000	460,000
Denominator for Basic and Dilutive EPS – Weighted-average common stock outstanding	84,874,870	84,581,205	84,874,870	84,581,205
Basic net loss per share	$(0.14)	$(0.06)	$(0.36)	$(0.19)
Dilutive net loss per share	$(0.14)	$(0.06)	$(0.36)	$(0.19)

The adjusted net loss per share and shares in the table below reflect the impact of the two and four hundred eighty-eight thousandths-for-one stock conversion ratio of the reverse recapitalization of Specialists On Call, Inc. and Healthcare Merger Corporation which occurred on October 30, 2020 which will be retroactively recast in the period in which the reverse recapitalization occurs. This information is unaudited and is presented to facilitate the understanding of the impact of the reverse recapitalization on net loss per share prior to its consummation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Numerator:
Net loss	$(9,688)	$(3,330)	$(25,068)	$(12,229)
Preferred stock dividends	(2,152)	(1,412)	(5,670)	(4,054)
Numerator for Basic and Dilutive EPS – Loss available to common stockholders	$(11,840)	$(4,742)	$(30,738)	$(16,283)
Denominator:
Common stock	33,825,936	33,815,619	33,825,936	33,815,619
Series I and Series J common warrants	292,646	184,914	292,646	184,914
Denominator for Basic and Dilutive EPS – Weighted-average common stock outstanding	34,118,582	34,000,533	34,118,582	34,000,533
Basic net loss per share	$(0.35)	$(0.14)	$(0.90)	$(0.48)
Dilutive net loss per share	$(0.35)	$(0.14)	$(0.90)	$(0.48)

11. COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases three separate facilities under non-cancelable operating agreements expiring on December 31, 2020, December 31, 2021 and October 31, 2022, respectively. Rent expense is recognized on the straight-line method over the life of the lease and was approximately $0.4 million and $0.5 million for the nine months ended September 30, 2020 and 2019, respectively. Rent expense is included in selling, general and administrative expenses on the statements of operations.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The Company also leases telemedicine and office equipment under various non-cancelable operating leases through July 2021. Rent expense under these leases was less than $0.1 million and $0.2 million for the nine months ended September 30, 2020 and 2019, respectively, and included in cost of revenues on the statements of operations. The Company also leased office equipment under various non-cancelable operating leases through December 2019. Rent expense under these leases was $0 million and less than $0.1 million for the nine months ended September 30, 2020 and 2019, respectively, and included in selling, general and administrative expenses on the statements of operations.

There was no sublease income for the nine months ended September 30, 2020 and 2019. There were no future minimum sublease payments to be received under non-cancelable subleases as of September 30, 2020.

The following reflects the future minimum non-cancelable lease payments required under the above operating leases (in thousands):

Years ending December 31,	Amount
Remainder of 2020	$162
2021	543
2022 and thereafter	33

Contingencies

The Company is involved in litigation and legal matters which have arisen in the normal course of business, including but not limited to medical malpractice matters. Although the ultimate results of these matters are not currently determinable, management does not expect that they will have a material adverse effect on the Company’s consolidated statements of financial position, results of operations, or cash flows.

12. INCOME TAXES

Income tax expense equals the current tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities during the year.

The realizability of the deferred tax assets, generated primarily from net operating loss carryforwards, is dependent upon future taxable income generated during the periods in which net operating loss carryforwards are available. Management considers projected future taxable income and tax planning strategies, which can be implemented by the Company in making this assessment. Since the history of cumulative losses provides strong evidence that it is unlikely that future taxable income will be generated in the periods net operating losses are available, management has established a valuation allowance equal to the net deferred tax assets.

The Company’s effective tax rate was not material for the nine months ended September 30, 2020 and 2019. The income tax expense for the three and nine months ended September 30, 2020 and 2019 is attributable to U.S. state income tax.

Income tax expense during interim periods is based on the Company’s estimated annual effective income tax rate plus any discrete items that are recorded in the period in which they occur. The Company’s tax rate is affected by discrete items that may occur in any given year but may not be consistent from year to year.

There are no unrecognized income tax benefits for the nine-month periods ended September 30, 2020 and 2019 and the Company does not anticipate any material changes in its unrecognized tax benefits in the next twelve months.

Specialists On Call, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

13. RELATED-PARTY TRANSACTIONS

During the nine months ended September 30, 2020 and 2019, respectively, the Company issued 11,000 and 4,000 shares of Series J contingently redeemable preferred stock to certain previous Company stockholders in exchange for cash consideration (See Note 9).

As discussed in Note 2, Going Concern Consideration, on August 14, 2020, WP, Specialists On Call, Inc.’s controlling shareholder, signed a support letter committing funds up to $15.0 million available to Specialists On Call, Inc. from August 2020 through December 2021. On September 3, 2020, SOC sold to WP $2.0 million aggregate principal amount of subordinated convertible promissory notes in a financing pursuant to this support letter. WP subsequently recommitted to fund up to $15.0 million available from September 2020 through December 31, 2021, subject to ongoing evaluations between the parties following the closing of the Merger transaction, under a new support letter dated September 23, 2020, that superseded and replaced the August support letter. This transaction is also discussed in Note 7, Debt, and Note 14, Subsequent Events, as appropriate.

14. SUBSEQUENT EVENTS

The Company evaluated its financial statements for subsequent events through November 16, 2020, the date the financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements except as discussed below.

On July 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Healthcare Merger Corp., a Delaware corporation (“HCMC”). Pursuant to the Agreement, HCMC will acquire the Company with consideration of a combination of cash and shares. The terms of the Agreement contain customary representations, warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated. On October 30, 2020 the business combination was consummated with Specialists On Call, Inc. and Subsidiaries becoming wholly owned subsidiaries of HCMC, which was renamed as SOC Telemed, Inc. Total consideration paid for the transaction was $723.9 million, a portion of which was used to extinguish $90.3 million of outstanding debt. The closing of the transaction will trigger the grant of awards to several officers and directors of the surviving publicly-held corporation.

As discussed in Note 7, Debt, and Note 13, Related-Party Transactions, on October 13, 2020 SOC sold to WP through SOC Holdings LLC, an entity controlled by WP and Specialists On Call, Inc.’s controlling shareholder, additional $1.9 million aggregate principal amount of subordinated convertible promissory notes in a financing pursuant to the support letter dated September 23, 2020, that superseded and replaced the August support letter and $0.1 million to other existing shareholders pursuant to the Convertible Bridge Note Agreement. Additionally, as discussed in Note 2, Going Concern Consideration section, on October 30, 2020 the business combination between HCMC and SOC Telemed was consummated. The closing of the transaction resulted in settlement of the long term debt and the related party convertible bridge notes payable of $84.2 million and $6.1 million, respectively, with remaining cash balance of $55.3 million.